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                                 EXHIBIT 99.1

              INCENTIVE STOCK OPTION PLAN OF MOORE MEDICAL CORP.

     1. Purpose. The purpose of this Incentive Stock Option Plan (hereinafter called "the Plan") is to promote the interests of Moore Medical Corp. (hereinafter called "the Company"), by affording an incentive to certain officers and key employees to remain in the employ of the Company to use their best efforts in its behalf, and further to aid the Company in attracting, maintaining, and developing capable personnel of a caliber required to ensure the Company's continued success, by means of an offer to such persons of an opportunity to acquire or increase their proprietary interest in the Company through the granting of options to purchase the Company's stock pursuant to the terms of the Plan.

     2.  Shares Subject to Plan.

     (a) The shares to be delivered upon exercise of options granted under the Plan (hereinafter called "Options" or "Option") shall be made available, at the discretion of the Board of Directors, from the authorized and unissued shares of the Company's $.01 par value Common Stock, or from the shares acquired by the Company, including shares purchased in the open market.

     (b) Subject to adjustments made pursuant to the provisions of Section 11 hereof, the aggregate number of shares which may be issued upon exercise of all Options shall not exceed 200,000 shares of the Common Stock of the Company.

     (c) In the event that any Option shall expire or terminate for any reason whatsoever without having been exercised in full, the unpurchased shares covered thereby shall (unless the Plan shall have been terminated) be added to the shares otherwise available for Options which may be granted in accordance with the terms of the Plan or shall be available for any lawful corporate purpose.

     (d) More than one Option may be granted to any employee pursuant to the Plan. The aggregate fair market value of the stock (determined as of the time the Option is granted) for which Options are exercisable for the first time under the Plan by any employee during any calendar year shall not exceed the aggregate dollar limitation of Section 422 (d) of the Internal Revenue Code of 1986, as amended ("the Code")($100,000 as of the date of the Plan).

     3. Option Agreements. Each Option shall be evidenced by an option agreement, which shall be signed by an officer of the Company and by the employee and which shall contain such provisions as may be approved by the Committee (defined in Section 4). The terms of the option agreement shall be in accordance with the Plan, but may include additional provisions and restrictions, provided that the same are not inconsistent with the terms and provisions of the Plan. Neither anything contained in the Plan nor in any resolution adopted or to be adopted by the Board of Directors or the shareholders of the Company nor any action taken by the Committee shall constitute the granting of any Option. The granting of any Option shall take place only when a written option agreement shall have been duly executed and delivered by or on behalf of the Company and the employee to whom such Option shall be granted. No Option shall be granted after ten (10) years from the date (March 4, 1993) the Plan was adopted by the Company's Board of Directors.
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     4.  Administration.  A Stock Option Committee of the Board of Directors
(hereinafter called "the Committee"), which shall consist solely of "disinterested persons" (which term shall have the same meaning as used in SEC Rule 16b-3(c)(2)(i)), shall administer the Plan, which Committee shall consist of not less than two nor more than five members of the board, to serve at the pleasure of the board. A majority of the Committee shall constitute a quorum, and acts of a majority of the disinterested members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the disinterested members of the Committee, shall be deemed the acts of the Committee. The Committee may select one of its members as its chairman. The Committee may appoint a secretary who need not be a member of the Committee and who shall maintain a record of its actions, decisions and proceedings. If the Committee appoints no secretary, the secretary of the Company shall serve as secretary of the Committee. The Committee shall have full power and authority to construe, interpret, and administer the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interest of the Company. Subject to the terms, provisions, and conditions of the Plan, the Committee in the light and on the consideration of recommendations of the Company's directors, president and other officers, if the Committee shall deem the same appropriate, shall (i) select the key employees to whom Options shall be granted, (ii) determine the number of shares subject to each Option, (iii) determine the time or times when Options will be granted,
(iv) determine the price of the shares subject to each Option, (v) determine the time when each Option may be exercised, (vi) fix such other provision of the option agreement as the Committee may deem necessary or desirable consistent with the terms of the Plan, and (vii) determine all other questions relating to the administration of the Plan. The interpretation of any provisions of the Plan by the Committee shall be final, conclusive, and binding upon all persons, and the Board of Directors shall place into effect the determinations of the Committee.

     5. Eligibility. Key employees of the Company and any of its subsidiaries, including officers and directors who are salaried employees, shall be eligible to receive Options; provided, however, that no person shall be eligible to receive Options who immediately after such Option is granted hereunder owns (within the meaning of Section 422(b)(6) of the Code) capital stock possessing more than 10% of the fair market value of the stock (determined at the time of the grant). The fact that an employee has been granted an Option shall not in any way effect or qualify the right of the employer to continue or terminate his or her employment at any time. Nothing contained in the Plan shall be construed to limit the right of the Company to grant options otherwise than under the Plan for any proper and lawful corporate purpose, including but not limited to options granted to key employees.

     6. Option Price. Except as provided in Section 5 hereof relating to an employee who owns capital stock possessing more than 10% of the total combined voting power of all classes of stock, the price at which shares of stock may be purchased under an Option shall be determined by the Committee but shall not be less than 100% of the fair market value (within the meaning of Section 422(c)(7) of the Code) of such shares on the date that the Option is granted, such fair market value to be determined by, and in accordance with procedures to be established by the Committee. The option price will be subject to adjustments in accordance with the provisions of Section 11 hereof.

     7. Exercise of Options. Subject to the provisions of the Plan with respect to termination of employment under Section 9 hereof, the period during which each Option may be exercised shall be fixed by the Committee at the time such Option is granted, but such period shall expire not later than ten years from the date the Option is granted. Subject to the terms and conditions of the option
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agreement, an Option may be exercised, at any time or from time to time, as to any part of or all of the shares which shall be covered thereby; provided, however, that an Option may not be exercised as to less than 100 shares at any one time (except as to the remaining shares then purchasable under the Option, if less than 100 shares). No shares shall be delivered pursuant to any exercise of an Option until the requirements of such laws and regulations as may be deemed by the Committee to be applicable to them are satisfied and until payment in full in cash of the option price for them is received by the Company. No employee to whom an Option shall have been granted or the legal representative, legatee, or distributee of such an employee, shall be deemed to be a holder of any shares subject to any Option unless and until the certificate or certificates for them have been issued. Except as provided in Section 9 and 10 hereof, at all times during the period beginning on the date of the granting of the Option and ending on the date of the exercise of the Option, the individual must have been an employee of the Company or any of its subsidiaries or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies.

     8. Transferability of Options. An Option granted under the Plan may not be transferred except by will or the laws of descent and distribution, and, during the lifetime of the employee to whom granted, may be exercised only by such employee.

     9. Termination of Employment. In the event that the employment of an employee to whom an Option shall have been granted shall be terminated for any reason other than death, such Option may be exercised at any time prior to the expiration date of the Option or within three (3) months after the date of such termination (twelve (12) months in the case of an employee who is disabled within the meaning of Section 22(e)(3) of the Code), whichever is earlier, but only to the extent such employee had the right to exercise such Option at the date of such termination; provided, however, that, if the employment is terminated as a result of deliberate, willful or gross misconduct as determined by the Board of Directors or the Committee, all rights under the Option shall terminate and expire upon such termination.

     10. Death of Employee. If an employee to whom an Option shall have been granted shall die while he or she is employed by the Company or any of its subsidiaries or within three (3) months after the termination of his or her employment, such Option may be exercised (to the extent that the employee shall have been entitled to do so at the date of his or her death) by the person or persons to which such deceased employee's rights passed by will or by the laws of descent and distribution at any time prior to the expiration date of the Option of within one (1) year after the date of the appointment of a person representative for such deceased employee's estate, whichever is earlier.

     11. Adjustments Upon Changes in Capitalization. In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of stock subject to the Plan and the number of shares under Option shall be adjusted consistent with such capital adjustment. The price of any share under Option shall be adjusted consistent with such capital adjustment. The price of any share under Option shall adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such Option. The granting of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.
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     12.  Termination and Amendment of Plan.  The Plan may at any time or from time to time be terminated, modified, or amended by the shareholders of the Company, by the affirmative vote of a majority of the common shares, voting at a meeting at which a quorum is present. The Board of Directors may at any time and from time to time modify or amend the Plan in such respects as it shall deem advisable in order that the Options shall be "Incentive Stock Options" as defined in Section 422 of the Code or to conform to any change in the law, or in any other respect which shall not change (a) the maximum number of shares for which Options may be granted under the Plan; or (b) the minimum purchase price for the shares subject to Options, except as provided in Section 11; or (c) the periods during which Options may be granted or exercised; or (d) the provisions relating to the determination of employees to whom Options shall be granted; or
(e) the provisions relating to the annual dollar limitation upon Options granted to any employee; or (f) the provisions relating to the transferability of the Options; or (g) the provisions relating to the employment status of an employee to whom as Option shall not have been granted. The termination or any modification or amendment of the Plan shall not, without the consent of an employee, affect such employee's rights under an Option therefore granted to such employee.

     13. Effective Date, Term and Approval. The Plan was adopted by the Board of Directors on March 4, 1993 and approved by the shareholders on May 20, 1993. The Plan shall take effect on May 20, 1993. The Plan will terminate on the close of business on March 23, 2002, and no Options may be granted under the Plan after that date. Any Options granted pursuant to the Plan are subject to all laws, approvals, requirements and regulations of any governmental authority which may be applicable thereto and notwithstanding any provisions of the Plan or option agreement, the holder of an Option shall not be entitled to exercise his Option nor shall the Company be obligated to issue any shares to the holder if such exercise or issuance shall constitute a violation by the holder or the Company of any provisions of any such approval, requirement, law or regulation.